Exhibit 99.1

Contacts:

Kosan Biosciences
Susan M. Kanaya	Shari Annes
Chief Financial Officer	(650) 888-0902 (cell)
(510) 732-8400, ext. 5227	(510) 731-5260
kanaya@kosan.com	annes@kosan.com

FOR IMMEDIATE RELEASE

KOSAN ANNOUNCES SENIOR MANAGEMENT CHANGES

Hayward, CA – August 13, 2004 – Kosan Biosciences Incorporated (Nasdaq: KOSN) announced today changes to its senior management team. Michael S. Ostrach, President and Chief Operating Officer, has resigned from these positions and will become a consultant to the Company; Robert G. Johnson, Jr., M.D., Ph.D., has been promoted to Executive Vice President, Development and Chief Medical Officer; and Gary Palmer, M.D, has joined the Company as Executive Director, Medical Affairs.

According to Daniel V. Santi, M.D., Ph.D., Chairman and Chief Executive Officer, “The changes at Kosan underscore the Company’s expanded clinical development activities and the advancement of key research programs into the clinical arena.

“Since 1997 when Michael joined Kosan, he has been instrumental in building the leadership team and guiding the Company’s evolution from its early stage platforms to its current product orientation. From business development and financing, as well as operational and legal perspectives, his contributions have provided a foundation for Kosan’s leadership in developing polyketide products. We look forward to Michael’s continued contributions,” added Dr. Santi.

Robert G. Johnson, Jr., M.D., Ph.D., formerly Senior Vice President, Medical Affairs and Chief Medical Officer, is responsible for Kosan’s preclinical, clinical, and pharmacology groups. His promotion reflects his substantial contributions to Kosan’s clinical programs and his ongoing critical role in Kosan’s continued success. Dr. Johnson formerly worked with Merck and Chiron.

Gary Palmer, M.D. joins Kosan from Salmedix in San Diego, where he was Medical Director for Clinical Development. Prior to that, he was Associate Medical Director at Amgen. Dr. Palmer has led or participated in the filings of multiple INDs as well as NDAs. He is also a medical oncologist with over 15 years of patient experience.

About Kosan

Kosan Biosciences has two first-in-class anticancer agents in Phase II clinical trials. KOS-862 (Epothilone D) is in Phase II and Phase Ib clinical trials and is partnered with Roche in a global development and commercialization agreement. 17-AAG, Kosan’s lead geldanamycin analog, is in Phase II and Phase Ib clinical trials, and DMAG, its second-generation geldanamycin analog, is in Phase I. Both compounds are being developed in collaboration with the National Cancer Institute. Kosan’s proprietary formulation of 17-AAG, designated KOS-953, is in Phase I. KOS-953, 17-AAG and DMAG are polyketide inhibitors of Hsp90 and interrupt several biological processes implicated in cancer cell growth and survival. Kosan’s focus is on an important class of natural products known as polyketides. Polyketides are a class of natural products that have yielded numerous important pharmaceuticals for the treatment of cancer, infectious diseases, high cholesterol, transplant rejection and other diseases. Kosan applies its expertise and proprietary technologies to generate polyketide analogs and increase the production yields of polyketides, resulting in a robust pipeline of potentially significant products for cancer, as well as for infectious disease and other therapeutic areas. For additional information on Kosan Biosciences, please visit the Company’s website at www.kosan.com.

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